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                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP

     We consent to incorporation by reference in the proxy statement/prospectus and in the Registration Statement of our report dated January 25, 1999 on the consolidated balance sheets of Whitman Corporation and subsidiaries as of the end of fiscal years 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 1998, 1997 and 1996, which report appears in the 1998 annual report on Form 10-K/A of Whitman Corporation.

     We consent to the reference to our firm under the heading "Experts" in the proxy statement/prospectus and in the Registration Statement.

                                          KPMG LLP

Chicago, Illinois
April 19, 1999